Exhibit 99.1

Equillium Reports Third Quarter 2025 Financial Results and Provides Operational Update

Closed financing of up to $50 million; initial tranche of $30 million provides runway through 2027

Hosted key opinion leader event highlighting the important role of the Aryl Hydrocarbon Receptor (AhR) in intestinal inflammation, the unmet medical need in ulcerative colitis, and the potential clinical utility of EQ504, a novel oral AhR modulator

EQ504 Phase 1 clinical study initiation planned for mid-2026

LA JOLLA, California, November 13, 2025 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders, today announced financial results for its third fiscal quarter ended September 30, 2025. The Company has filed its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission.

“Our recent financing has enabled us to accelerate the development of our novel AhR modulator, EQ504, which we believe has potential to be a first-in-class, oral and colon-targeted therapeutic for ulcerative colitis (UC),” said Bruce Steel, chief executive officer at Equillium. “We are advancing rapidly through our preclinical work and expect to be ready to initiate the Phase 1 clinical study in mid-2026 with the potential to achieve proof-of-concept with the addition of UC patient cohorts following the SAD/MAD portion of the study.”

Recent Corporate & Clinical Highlights:

On August 11th 2025, the Company announced it entered into a private placement with leading healthcare investors providing up to $50 million in gross proceeds. The private placement was comprised of an initial upfront financing of approximately $30 million in gross proceeds, with the potential for up to an additional $20 million in gross proceeds at the initiation of clinical studies with EQ504 and the occurrence of the other milestones set forth in the purchase agreement for the private placement. The initial tranche of the financing is expected to fund Company operations through 2027. The financing was led by new investors ADAR1 Capital Management and Janus Henderson Investors, and included participation from additional new investors Adage Capital Partners LP, Coastlands Capital, and Woodline Partners LP.

On November 5th 2025, the Company hosted a virtual KOL investor event featuring Dr. Francisco Quintana (Harvard Medical School, Broad Institute) and Dr. Brian Feagan (Western University, Alimentiv). The session focused on the growing importance of AhR modulation as a next-generation therapeutic strategy for immune-mediated diseases and reviewed the potential of EQ504 in UC. Key highlights include:

•
AhR modulation is i) a differentiated and multi-modal approach to decreasing tissue inflammation while promoting tissue repair; and ii) clinically validated in skin and GI diseases, through VTAMA® and the botanical indigo naturalis, respectively.

•
EQ504 i) is a potent and selective AhR modulator that may be administered orally and is formulated to target the colon, representing a next-generation therapeutic to treat UC locally; and ii) has broad therapeutic potential in UC as a potential standalone oral therapy, or in combination with other therapeutic approaches.

A replay of the KOL event is available here.

Anticipated Upcoming Milestones:

EQ504 Phase 1 study is expected to initiate in mid-2026.

Third Quarter 2025 Financial Results

Revenue for the third quarter of 2025 was $0, compared with $12.2 million for the same period in 2024. Revenue in 2024 consisted entirely of itolizumab development funding and amortization of the upfront payment from Ono Pharmaceutical related to the Asset Purchase Agreement that was terminated in October 2024.

Research and development (R&D) expenses for the third quarter of 2025 were $1.3 million, compared with $9.6 million for the same period in 2024. The significant decrease in R&D expenses was primarily driven by lower clinical development expenses, lower CMC activities, and lower consulting expenses primarily related to the wind down of our EQUATOR study as well as lower employee compensation and benefits due to lower headcount caused by the wind down of our clinical studies.

General and administrative (G&A) expenses for the third quarter of 2025 were $3.3 million, unchanged from $3.3 million for the same period in 2024.

Net loss for the third quarter of 2025 was $4.2 million, or $(0.06) per basic and diluted share, compared with a net loss of $7,000, or $(0.00) per basic and diluted share for the same period in 2024. The increase in net loss for the period was primarily due to lower revenue partially offset by lower operating expenses.

Cash, cash equivalents and short-term investments totaled $33.1 million as of September 30, 2025, compared to $22.6 million as of December 31, 2024. Equillium believes that its cash and cash equivalents on the balance sheet as of September 30, 2025 are capable of funding its currently planned operations through 2027, based on certain assumptions and estimates that may prove to be inaccurate.

About EQ504

EQ504 is an investigational potent and selective aryl hydrocarbon receptor (AhR) modulator with a multi-modal, non-immunosuppressive mechanism of action designed to be complementary to other inflammation and immunology agents. AhR is critical to barrier organ tissue physiology and immunology, maintaining barrier function and promoting tissue repair and regeneration, while regulating resident immune cells with anti-inflammatory responses. EQ504’s preclinical properties provide the potential for targeted, local delivery via enteric coating for the treatment of ulcerative colitis and other gastrointestinal diseases or inhaled formulations for the treatment of inflammatory lung diseases.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of several novel immunomodulatory assets and product platform targeting immuno-inflammatory pathways.

For more information, visit www.equilliumbio.com.

Forward Looking Statements Statements contained in this press release regarding matters that are not historical facts are “forward-looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future”, “potential” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements include, but are not limited to, statements regarding the potential for Equillium to receive the additional $20 million in gross proceeds from the private placement upon the completion of the milestones set forth in the purchase agreement for the private placement; Equillium’s expectation that the net proceeds from the private placement will fund its operations through 2027; Equillium’s expected use of the net proceeds from the private placement; Equillium’s intent to prioritize development of EQ504 and the ability to accelerate such development; the potential benefits of Equillium’s product candidates; and other statements that are not historical facts. These statements are based on Equillium’s current plans, objectives, estimates, expectations and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include, but are not limited to: market conditions; volatility in the trading price of Equillium’s common stock; the sufficiency of Equillium’s capital resources and need for additional capital to achieve its goals; Equillium’s ability to raise additional capital on terms acceptable to Equillium, or at all; Equillium’s ability to continue as a going concern; risks inherent in achieving clinical milestones and stock price thresholds; Equillium’s ability to initiate or progress a Phase 1 clinical study, or any clinical trials, on the anticipated timelines, if at all; Equillium’s ability to execute its plans and strategies; risks related to performing clinical and pre-clinical studies, if and when initiated; whether the results from clinical and pre-clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; changes in the competitive landscape; and changes in Equillium’s strategic plans. The foregoing list of risk factors is not exhaustive. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports with the Securities and Exchange Commission (SEC), which may be accessed for free by visiting the SEC’s website at www.sec.gov, and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact
PJ Kelleher
LifeSci Advisors, LLC
+1-617-430-7579
pkelleher@lifesciadvisors.com

Equillium, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)
	September 30,	December 31,
	2025	2024
Assets
Cash, cash equivalents and short-term investments	$33,120	$22,575
Prepaid expenses and other assets	633	2,665
Operating lease right-of-use assets	753	364
Total assets	$34,506	$25,604
Current liabilities
Accounts payable and other current liabilities	$3,094	$6,356
Total current liabilities	3,094	6,356
Long-term operating lease liabilities	473	187
Total liabilities	3,567	6,543
Total stockholders' equity	30,939	19,061
Total liabilities and stockholders' equity	$34,506	$25,604

Equillium, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$-	$12,161	$-	$36,703
Operating expenses:
Research and development	1,301	9,562	11,307	30,113
General and administrative	3,274	3,278	8,365	10,161
Total operating expenses	4,575	12,840	19,672	40,274
Loss from operations	(4,575)	(679)	(19,672)	(3,571)
Total other income, net	345	672	1,049	1,298
Net loss	(4,230)	(7)	(18,623)	(2,273)
Net loss per share, basic and diluted	$(0.06)	$(0.00)	$(0.41)	$(0.06)
Weighted-average number of common shares outstanding, basic and diluted	65,322,753	35,424,388	45,651,900	35,324,092